EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Nile Therapeutics, Inc.
4 West 4th Ave., Suite 400
San Mateo, CA  94402

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Nile Therapeutics, Inc. of our report dated March 14, 2011, relating to the financial statements appearing in the Annual Report on Form 10-K of Nile Therapeutics, Inc. for the year ended December 31, 2010.

/s/ Crowe Horwath LLP

New York, New York
July 22, 2011